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                                                                  EXHIBIT 11.01

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except share data)



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
                                                          THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                             SEPTEMBER 30,                              SEPTEMBER 30,
                                                    ---------------------------------         --------------------------------
                                                       1999                 1998                 1999                 1998
                                                       ----                 ----                 ----                 ----
BASIC:
Weighted average common shares outstanding           52,812,661           50,480,166           52,439,186           27,651,839

Income available to common shareholders ..          $     1,889          $    14,568          $     5,611          $     6,507

Basic earnings per share .................                $0.04                $0.29                $0.11                $0.24

DILUTED:
Weighted average common shares outstanding           52,812,661           50,480,166           52,439,186           27,651,839

Assumed exercise of stock options ........               69,875              255,522              126,334              166,948

Contingently issuable shares .............               99,026               64,095              295,224               31,461

Total shares used in computation .........           52,981,562           50,799,783           52,860,744           27,850,248

Income available to common shareholders ..          $     1,889          $    14,568          $     5,611          $     6,507

Diluted earnings per share ...............                $0.04                $0.29                $0.11                $0.23
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